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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

         Pursuant to Section 13 or 15(d) of the Securities Exchange Act

                                 October 6, 2003
                                 Date of Report
                        (Date of Earliest Event Reported)

                                 TELKONET, INC.
                 (formerly known as Comstock Coal Company, Inc.)
             (Exact Name of Registrant as Specified in its Charter)

                               902-A Commerce Road
                            Annapolis, Maryland 21401
                    (Address of principal executive offices)

                                  410/897-5900
                          Registrant's telephone number

                                 Utah 87-0627421
           (State of Incorporation) (IRS Employer Identification No.)


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ITEM 5.     Other Events

The following press release was issued to announce the recent events of the company.

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                       TELKONET EXPANDS BOARD OF DIRECTORS
                         APPOINTS TWO OUTSIDE DIRECTORS

Annapolis, Md. - Telkonet, Inc. (OTCBB: TLKO - News), the leader in Commercial Powerline Communications over existing electrical wiring, today announced the expansion Company's of the Board of Directors to include two outside Directors Mr. Thomas C. Lynch and Mr. Daniel L. McGinnis, who will serve on the Board as well as members of the Audit Committee until the next annual shareholders meeting.

Ronald W. Pickett, President of Telkonet stated, " As our Company continues to grow and develop it is imperative for us to search out the very finest talent and experience available to help guide Telkonet to greater heights. Thomas Lynch and Daniel McGinnis both have impressive business and previous board experience and I am proud to have them joining our Board and I look forward the working with them".

Thomas C. Lynch is Senior Vice President, Director of The Staubach Company's Federal Sector in the Washington, DC area. Tom joined The Staubach Company after 6 years as Senior Vice President at Safeguard Scientifics, Inc. (NYSE: SFE). While at Safeguard, he served nearly two years as President and Chief Operating Officer at CompuCom Systems (CMPC), a Safeguard subsidiary company. After a 31-year career of naval service he retired in the rank of Rear Admiral. Tom's Naval service included Chief, Navy Legislative Affairs, command of the Eisenhower Battle Group during Operation Desert Shield, Superintendent of the US Naval Academy from 1991 to 1994 and Director of the Navy Staff in the Pentagon from 1994 to 1995.

Tom serves as a Director on the following boards: Pennsylvania Eastern Technology Council, Sanchez Computer Associates, Armed Forces Benefit Association, Catholic Leadership Institute, National Center for the American Revolution at Valley Forge and Mikros Systems. He has served as President of Valley Forge Historical Society and Chairman of the Cradle of Liberty Council, Boy Scouts of America. He currently serves as a trustee of the US Naval Academy Foundation.

Daniel L. McGinnis's served as President and CEO of SOTAS, Inc. an international developer and seller of operational support systems for telephone companies. Customers include Verizon, BellSouth, WorldCom, Williams, Interoute, T-Mobile, Telus, British Telecom, Korea Telecom and others. Senior Vice President for the Network Enhancing Technologies Solutions division of Tellabs, Inc. an international developer of network transport equipment for the telephone companies. CEO, President and Chief Operating Officer of Coherent Communications Systems Corp., an international developer and seller of echo cancellation equipment for telephone companies. Coherent became a public company in 1995 and was acquired by Tellabs in 1998 for $1.2 billion.

Dan's present and past Board experience includes: Atlantic Coast Airlines Holdings, Inc., SOTAS, Inc., Western Loudon Hospital Center Development Team, Northern Virginia Roundtable, George Washington University- VA. Campus, Baird Venture Partners, Washington Airports Task Force, The George C. Marshall International Center, Loudon HealthCare, Inc., COHPAC (Australia), Coherent Communications Systems, Ltd.

Telkonet's PlugPlusInternet(TM) products deliver high-speed Internet access over standard electrical wiring, eliminating the need to rewire a building and enabling users to access the Internet from virtually any electrical outlet.

Telkonet's products provide connectivity over existing electrical wiring and do not require the costly installation of additional wiring, or major disruption of business activity. In many situations, the Telkonet system can be implemented more quickly and less expensively than adding dedicated wiring or installing a wireless system.

The Telkonet PlugPlusInternet family of Internet access products offers a viable and cost-effective alternative to the challenges of hardwiring and wireless local area networks (LANs). Telkonet PlugPlusInternet products are designed for use in commercial and residential applications, including multi-dwelling units and the hospitality and government markets.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company's financial results, can be found in the Company's Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission
(SEC).